EMPLOYMENT AGREEMENT

between

Columbia Sportswear International Sàrl
Geneva Business Center, 12 Avenue des Morgines, 1213 Petit-Lancy, Switzerland ("Employer")

and

Franco Fogliato
an individual residing currently in Capbreton, France
("Employee")

1.	POSITION AND RESPONSIBILITIES

1.1
The Employer hereby employs the Employee and the Employee accepts employment as Senior Vice President/General Manager EMEA, Columbia Sportswear International Sàrl, reporting to Tim Boyle, President/CEO.

1.2
Employee’s duties will consist of directing Employer’s operations in the countries where the Columbia Sportswear Group has direct sales operations in EMEA region. The Employee's responsibilities may, from time to time, be expanded by the Employer to perform other assignments or assume further responsibilities to support the Employer's overall business objectives.

1.3
Place of work is Petit-Lancy, Switzerland. The employee is not allowed to conduct work from home. The Employer reserves the right to relocate the Employee to another appropriate place of work, within Europe, but without lowering the Employee's salary entitlement. It is understood that the above mentioned position of the Employee includes a high level of travel activities.

1.4	This Employment Agreement is contingent upon the issuance of the required authorizations permitting the Employee to work for the Employer and to reside in Switzerland as necessary.

2.	REMUNERATION

2.1	Salary
The Employee shall receive an annual gross base salary of CHF 460’000 (Four hundred sixty thousand Swiss Francs) per year (“Base Salary”) for full-time employment, paid in 12 equal installments on the final day of each month. The remuneration shall compensate for all overtime, if any (cf. para. 6.2 hereafter).

2.2	Bonus Payments

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In addition to the Base Salary the Employee shall be eligible to participate in the Top Executive European annual bonus program provided he is still employed by the Employer at the end of the period of reference for the bonus calculation. Payments are based on achievement of performance goals as established annually by the Employer in its discretion. Employee will be eligible for a target bonus of 50% (fifty percent) of Base Salary when objectives are fully achieved. The bonus will be paid within three months after the end of the respective period of reference.

The terms and conditions of the bonus program are defined in a separate document provided to the Employee and susceptible to be updated unilaterally by the Employer each year.

Any bonus payment shall be considered as a gratification whose amount is determined by the Employer. The granting of a bonus in any given year even repeated during several years shall not create a precedent for any subsequent years, regardless of the amounts that might have been paid. The Employee can in no event lay claim to a bonus that has not yet been granted.

2.3	New Hire Equity Grant
Following the hiring of the Employee, the Employee will receive a one-time New Hire Equity Grant amount of approximately 250’000 USD in value, consisting of 100% RSU’s, from Columbia Sportswear Company. The terms of this Equity Grant arrangement, including granting, vesting, blockage and leaver provisions shall be determined and set out in a separate document, at time of grant, to be signed by the parties.

2.4	Equity Grant
Starting in 2014, and generally on an annual basis, the Employee will receive an Equity Grant amount. For 2014, the approximate amount will be 150’000 USD in value from Columbia Sportswear Company (50% Stock Options and 50% RSU’s). The Equity Grants are subject to review and approval on an annual basis by the Board of Directors. The granting of equity in any given year, even repeated during several years, shall not create a precedent for any subsequent years, regardless of the amounts that might have been granted. The terms of this Equity Grant arrangement, including granting, vesting, blockage and leaver provisions shall be determined and set out in a separate document, at time of grant, to be signed by the parties.

2.5	Medical Insurance Allowance
The Employer agrees to pay Employee a monthly medical insurance allowance of CHF 300 per dependent family member residing with the Employee and not already covered by another employer contribution and fiscally dependent on the Employee. The allowance is payable from the effective date of the medical insurance contract.
2.6 Refund of Representation Expenses
The Employee’s gross remuneration includes a refund of representation expenses that the Employee will incur in fulfilling his representation duties for the Employer. The non-taxable status of a portion of this Representation Expenses is subject to

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the acceptance of the fiscal administration, according to the terms of Annex 2 of the Agreement. All items forming the Employee’s gross remuneration, as defined by the fiscal administration regulations in force from time to time, are taking into account for the calculation of the refund.
2.7    Further Payments
Unless otherwise expressly agreed upon in writing, the payment of any other gratuities, profit shares, premiums or other extra payments shall be determined in their principle and their amount on a voluntary basis at Employer’s own discretion. Such payments, regardless of their amounts and even repeated during several years or granted without the reservation of voluntarity shall not create any legal claim for the Employee, either in respect to their cause or their amount, either for the past or for the future.

Such amounts shall in any case be granted only if the present employment agreement is not terminated at the time of their payment.

2.8	Deductions
Unless otherwise agreed upon in writing, the Base Salary and bonus payments as well as any other payments made by the Employer under this Agreement are gross payments. The Employer shall deduct from such payments the Employee's share in the prevailing premiums for social security insurances mandatory under Swiss law such as "AVS", "AI", "AC", "APG" etc., as well as for the pension plan maintained by the Employer (cf. para. 4 hereafter) and the source taxes due on such gross payments, as applicable.

3.	EXPENSES / COMPANY CAR

3.1
The Employer shall reimburse the Employee upon submission of appropriate vouchers for reasonable and customary business travel expenses in accordance with the applicable Employer's travel policy guidelines. The Employee shall submit such expense receipts monthly.

3.2
The Employer shall provide Employee with a leased car for the Employee’s use primarily for company purposes, but also for private purposes, always in compliance with the Employer's car policy as in force from time to time. The Employer will pay the reasonable running costs (fuel, oil, regular servicing, taxes, insurance) of such car. It is understood that no further compensation for the vehicle's operation and maintenance shall be paid. The Employee shall return the company car, together with the keys, documents and accessories forthwith upon termination of this agreement or in the event the Employee takes another position within the Company for which a company car is not granted. The Employee agrees to abide by the Employer’s car policy and the social and tax regulations in force regarding the company car.

4.	PENSION FUND
The Employee will participate in Employer’s Pension Plan, at terms corresponding with the mandatory requirements of the Federal Law on Occupational Old Age, Survivors and Disability Benefit Plan ("LPP"). As of the date of this employment

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agreement, the Employee is insured with the pension fund “Groupe Mutuel”. The Employer can, at its own discretion, change the pension fund partner. Employer and Employee shall pay their premiums in the pension plan according to the applicable pension regulations, and at minimum in equal shares. A copy of the Pension Plan policy is available on demand at Human Resources.

5.	SICKNESS / ACCIDENT

5.1	If the Employee is prevented from work due to sickness or accident, he shall inform the Employer without delay and at the Employer's request submit within three days a medical certificate.

5.2
In case the Employee is prevented from work for a longer period of time than stated in the medical certificate, he shall so inform the Employer and at the Employer's request submit another medical certificate. The Employer shall be entitled to demand a physical exam by a medical referee.

6.	WORKING HOURS / VACATIONS

6.1	The Employee agrees to exercise his best efforts to successfully and carefully accomplish the duties assigned to him by the Employer.

6.2
As a full-time employee, Employee’s regular working time is 40 hours per week. It is understood that no extra compensation shall be paid for the performance of overtime work or work performed on days or during hours of the day which may be considered outside customary working hours.

6.3
The Employee shall be entitled to paid vacations per calendar year according to the following schedule: 25 days per complete year of service. Days are accrued based on regular hours worked. The vacation year coincides with the calendar year.

If upon termination of the employment contract the Employee has taken more vacation days than the number that he accrued during his employment, the Employer will be entitled to reclaim the Employee’s salary with respect to those vacation days and to set it off against any amounts payable to the Employee by the Employer.

The timing of the Employee's vacations shall be approved in advance by the Employer who agrees to take into consideration the Employee's wishes to the extent that these are compatible with the interest of the Employer's enterprise. This shall also apply to granting of extra vacations for exceptional circumstances (e.g. death of close relatives).

7.	DUTIES OF LOYALTY AND CONFIDENTIALITY

7.1
The Employee shall devote his efforts exclusively to the Employer in furtherance of the Employer's interests. Any engagement in additional occupations for or without remuneration, or any participation in any kind of enterprise requires the written consent of the Employer. This shall not apply to the usual acquisition of shares of other stocks or other shares for investment purposes. Membership in the

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board of directors or supervisory board of other companies shall also require the written approval of the Employer.

7.2
The Employee shall, during the period of employment with the Employer and at any time thereafter, keep secret any confidential information concerning the business, contractual arrangements, deals, transactions or particular affairs of the Employer or its affiliates and shall not use any such information for her own benefit or the benefit of others.

7.3
Upon termination of this Agreement for any reason, the Employee shall return to the Employer all samples, files and any company documents concerning the business of the Employer and its affiliates in her possession or open to her access, including all designs, customer and price lists, printed material, documents, sketches, notes, drafts as well as copies thereof, regardless whether or not the same are originally furnished by the Employer or its affiliates.

8.	INVENTIONS

8.1	Any invention of the Employee relating to the products and services of the Employer which is conceived or which comes into being during the term of this Agreement belongs to the Employer.

8.2
The Employer reserves the right to acquire inventions made by the Employee while performing his employment activities but not in execution of his contractual duties. However, to the extent the Employee makes the inventions in the performance of his contractual obligations, the Employer acquires the inventions for free.

8.3
Any and all rights including in particular any copyrights and/or patents as well as any rights in computer programs which the Employee develops or creates on her own or together with others during the term of his employment shall be automatically transferred to the Employer. Based on this transfer the Employer has the exclusive right to publish, to make copies and duplicates and to sell these works, inventions and/or software.

8.4
The Employer is entitled to transfer any rights in the inventions, computer programs and works to third parties. The Employer and such third parties are not obliged to mention the Employee as the author if they publish any inventions, computer programs or other works. They are free to make any modifications, translations and/or other adaptations and/or can refrain from making any publications.

9.	DATA PROTECTION
With the execution of this Agreement, the Employee consents that the Employer may store, transfer, change and delete all personal data in connection with this employment relationship. The Employee acknowledges that personal data may be transferred to Columbia Sportswear Company in the USA.

10.	NON-COMPETITION

10.1	In view of the fact that the Employee in the course of his employment under this Agreement will acquire knowledge of the Employer's trade secrets and/or will have

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insight into the Employer's customer base, the Employee undertakes not to perform any activity in Switzerland and all member states of the European Union that competes with the Employer in the field of producing, designing, marketing and selling Outdoor apparel, sportswear and footwear during the term of this employment agreement as well as for a period of 6 months after the term of this agreement. This provision is (a) subject to the Company’s option to waive all or any portion of the 6-months’ time period of non-competition following termination and (b) subject to the Company’s option to specifically identify, at the time of termination, those businesses which the Employee may not be employed by or connected with for the period of non-competition. The Company agrees to act in good faith in its exercise of the above-noted options.

10.2	In particular, the Employee agrees:

-
not to have, directly or indirectly, any financial or other interest in a business or company which develops, produces, markets or distributes products substantially similar to the products of the Employer or its related companies or to render services similar to those rendered by the Employer;

-	not to accept any part or full time employment in such a business or company or to act as consultant or representative of such a business or company;

-	not to directly or indirectly establish such a business or company.

10.3
As additional consideration for the covenant not to compete described above, the Company shall pay the Employee a monthly payment equal to 100 % of his last monthly Base Salary for the 6-months’ period after termination of employment, payable on the final day of each month. The Company has the option, for whatever reason, to elect to waive all or a portion of the 6-months period of non-competition by giving the Employee notice of such election at or before termination or, if after termination, not less than thirty days prior to the effective date of the waiver. In that event, the Company shall not be obligated to pay the Employee under this paragraph for any months as to which the covenant not to compete has been waived.

11.	SANCTIONS

11.1
In case of violation of the obligations under article 10 of this Agreement, the Company shall immediately stop the payment of the additional consideration paid under paragraph 10.3 above and reserves the right to claim reimbursement of any monthly payment made in the past pursuant to paragraph 10.3.

11.2
The Employee understands that a violation of the obligations under article 10 of this Agreement might cause serious damage to the Employer. In the event the Employee violates an obligation under article 10 of this Agreement, the Employer shall be entitled to seek judicial enforcement of and/or indemnification of violation of said obligations.

12.	DURATION AND TERMINATION

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12.1
The start date of employment is November 1, 2013, and should be no later than January 1, 2014. Agreement shall be effective as of the issuance of any necessary work authorization and continue for an indefinite period of time unless terminated according to this Agreement or for “cause” as defined by law.

12.2
There is no probationary period with specific provision in term of notice period. This Agreement may be terminated by either party by respecting a notice period of three months with effect to the end of a calendar month.

12.3
If employment is terminated by the Employer for reasons related to Employee’s individual performance or for reasons related to the performance of the Employee’s division, the Company will provide the Employee with a severance payment of one year’s Base Salary less required withholding for social security and tax at source, contingent upon the Employee signing a release of claims as drafted by the Company. If employment is terminated by the Employee, a severance payment will not be provided. If employment is terminated by the Employer resulting from actions on the Employee’s part that violate Columbia Sportswear’s corporate Code of Business Conduct and Ethics or from Employee’s misconduct, a severance payment will not be provided.

13.	MISCELLANEOUS

13.1	This Employment Agreement replaces all prior understandings and/or contracts between the parties.

13.2	Amendments and additions to this Agreement including this clause must be in writing to be effective.

13.3	Should one or several provisions of this Agreement prove invalid, in part or in whole, such invalid provision(s) shall not affect the validity of the other provisions in this Agreement.

14.	APPLICABLE LAW AND JURISDICTION
This Agreement shall be governed by Swiss law. The legal forum shall be Geneva with the labour courts (“Tribunaux de prud’hommes”) of the Republic and Canton of Geneva having exclusive jurisdiction.

Place and date: ___________________

/s/ FREDERIC VERNET	/s/ FRANCO FOGLIATO
Frédéric Vernet	Franco Fogliato
Human Resources Director EMEA
Columbia Sportswear International Sàrl

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ANNEX 1
Special Provisions

The Present Annex 1 forms an integral part of the Employment Agreement.

1.1	Long Term Cash Incentive Plan
In 2015, 2016 and 2017, the Employee will receive a Long Term Cash Incentive amount of 100’000 CHF per year. The terms of this Long Term Cash Incentive arrangement shall be set out in a separate document to be signed by the parties in 2014.
Any Long Term Cash Incentive payment shall be considered as a gratification whose amount is determined by the Employer. The Employee must be employed by the Company on December 31 of the year of reference to be eligible for payment.
The granting of a Long Term Cash Incentive in any given year even repeated during several years shall not create a precedent for any subsequent years, regardless of the amounts that might have been paid. The Employee can in no event lay claim to a incentive amount that has not yet been granted.

1.2	New Hire Bonus
Following the hiring of the Employee, the Employee will receive a New Hire Bonus amount of 300’000 CHF. Payments are not based on achievement of performance goals but are linked to the recruitment. This bonus will be paid in 2 equal installments: the first one within three months on the regular payroll payment date following the hiring date; the second one within six months on the regular payroll payment date following the hiring date. Employee must be employed by the Company at the payment date to be eligible for payment.
Any bonus payment shall be considered as a gratification whose amount is determined by the Employer. The granting of a bonus in any given year even repeated during several years shall not create a precedent for any subsequent years, regardless of the amounts that might have been paid. The Employee can in no event lay claim to a bonus that has not yet been granted.

1.3	2014 Guaranteed Bonus
As an exception to the bonus rules as defined in Article 2.2 of the Employment Agreement, the Employer shall guarantee that the Employee’s 2014 Bonus total payment will be equivalent to an overall of 100% target criteria achievement, according to the rules of bonus calculation. In the event that the total of all target criteria achievement is above 100%, this total target achievement will be used for the bonus calculation.

This bonus will be paid within three months after the start of 2015, during a regular payroll payment date. Employee must be employed by the Company on December 31, 2014 to be eligible for this payment.

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The granting of a Guaranteed Bonus in any given year even repeated during several years shall not create a precedent for any subsequent years, regardless of the amounts that might have been paid. The Employee can in no event lay claim to a bonus that has not yet been granted.

1.4	2015 Guaranteed Bonus
As an exception to the bonus rules as defined in Article 2.2 of the Employment Agreement, the Employer shall guarantee that the Employee’s 2015 Bonus total payment will be equivalent to an overall of 100% target criteria achievement, according to the rules of bonus calculation.
In the event that the total of all target criteria achievement is above 100%, this total target achievement will be used for the bonus calculation.

This bonus will be paid within three months after the start of 2016, during a regular payroll payment date. Employee must be employed by the Company on December 31, 2015 to be eligible for this payment.
The granting of a Guaranteed Bonus in any given year even repeated during several years shall not create a precedent for any subsequent years, regardless of the amounts that might have been paid. The Employee can in no event lay claim to a bonus that has not yet been granted.

1.5	Relocation Expenses
The Employer agrees to pay Employee’s reasonable costs associated with relocating his belongings and family from Capbreton, to Geneva canton, Switzerland or to Ain or Haute-Savoie, France, in accordance with the separate Relocation Agreement.

1.6	Housing Allowance
The Employer agrees to pay the Employee a housing allowance of 3’334 CHF per month. The allowance will commence from the end of the 60 days temporary housing, and continue for a period up to 36 months. The amount of the housing allowance will not increase during the course of this period; and should be considered as gross payment, subject to income taxes and other deductions.
The Employee must be employed by the Employer in order to be eligible for the housing allowance.

1.7	Assistance with tax consulting
The Employee will receive an annual allowance of up to CHF 5’000, according to actual expenses incurred, to be used for tax consulting for personal tax declarations in Employee’s country of residence and country of employment (Switzerland). This allowance will be reimbursed to the employee on an annual basis for the duration of the employment relationship upon presentation of receipts.

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The above special payments are paid during a regular payroll payment date, and are subject to income taxes and deductions if required by law.

Place and date: ___________________

/s/ FREDERIC VERNET	/s/ FRANCO FOGLIATO
Frédéric Vernet	Franco Fogliato
Human Resources Director EMEA
Columbia Sportswear International Sàrl

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ANNEX 2
Tax Aspects

The Present Annex 2 forms an integral part of the Employment Agreement.

Overview

A portion of the refund of representation expenses (paragraph 2.6 of the Agreement) may be considered as non-taxable income. Such practice is subject to approval by the canton of Employee’s residence and the contents of such practice vary by canton. The Employer cannot guarantee the content or the granting of such a practice by the cantonal tax authorities.

Consequently, the Employee agrees to pay taxes and social security contributions on all payments made by the Employer which cannot be considered as a non-taxable refund of expenses.

Furthermore, the Employer will not compensate the Employee for the loss of any benefit should the cantonal tax authorities modify or discontinue the practice, or should the Employee choose to relocate in a different canton of Switzerland or in France.

The situation of employees residing in the canton of Geneva is governed by the memo n°6/2005 of the cantonal fiscal administration for the Canton of Geneva dated December 7th, 2005. The employees residing in other cantons should revert to the Human Resources department for detailed information. The employees residing in France are subject to the aforementioned memo of the cantonal fiscal administration for the Canton of Geneva.

Place and date: ___________________

/s/ FREDERIC VERNET	/s/ FRANCO FOGLIATO
Frédéric Vernet	Franco Fogliato
Human Resources Director EMEA
Columbia Sportswear International Sàrl